MODIFICATION OF AGREEMENT

WHEREAS., OxySure Systems, Tug, ("OxySure") and Julian T, Ross ("Ross") (OxySure and Ross jointly, the "Parties") entered into that certain Employment Agreement ("Agreement"'') dated January 15,2009; and

WHEREAS, The Parties have agreed that it is in their best interests to modify the terms of the Agreement.

NOW, WHEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

Exhibit A, Section 2(b) - "Financing Bonus" shall be removed, and Exhibit A, Section 2(b) shall read as follows:

(b) Annual Bonus: Sales Bonus: The company will pay a Sales Bonus (the "Sales Bonus") at the end of the Term if the company achieves certain Target Net Revenues ("TNR") during the 2009 Fiscal Year (January 1, 2009 through December 31, 2009), in accordance with the following: (i) If TNR is < $1,0 million, then the Sales Bonus is zero; (ii) If TNR is between $1.0 million and $2.0 million, then the Sales Bonus is $75,000; (iv) If TNR is between $2.0 million and $3.0 million, then the Sales Bonus is $100,000; or (v) If TNR is greater than $3.0 million, then the Sales Bonus is $125,000 plus 1% of TNR in excess of $3.0 million. Stock Performance Bonus: The company will pay a Stock Performance Bonus (the "Stock Performance Bonus"), which shall be paid in unrestricted shares of Common Stock of the Company or in Cash, at the Executive's sole discretion, in accordance with the following: If the Company's stock price maintains a 6-month average during any period in the Term of $1.50 or higher, then the Stock Performance Bonus shall be $100,000.

By: /s/	By: /s/
Mr.Don Reed, Director	Mr.Julian Ross, Executive
For: OxySure Systems, Inc.
Date: 6-23-09	Date: 6-23-09